Exhibit 99.1

CervoMed Announces Publications in Major Peer-Reviewed Journals That Inform on Potential of Neflamapimod as a Disease-Modifying Therapy for the Major Dementias

Final publication in Neurology® of Phase 2a Results Stratified by Plasma Phosphorylated Tau Status at Baseline Strengthens the Case for Progressing Neflamapimod as a Disease-Modifying Treatment for Dementia with Lewy Bodies

Research Highlight Article in Molecular Neurodegeneration Comments That Through Acting on Cholinergic Degeneration Neflamapimod Has Potential to have Disease-modifying Effects in Both Dementia with Lewy Bodies and Alzheimer’s Disease

BOSTON, MA – Oct. 24, 2023 – /PRNewsire/ -- CervoMed Inc. (NASDAQ: CRVO), a clinical stage company focused on developing treatments for degenerative diseases of the brain, today announced the publication of the following two articles that support advancing neflamapimod as a disease-modifying treatment for Dementia with Lewy Bodies (DLB) and Alzheimer’s Disease (AD):

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Alam JJ, Maruff P, Doctrow S, Chu H-M, Conway J, Gomperts SN, Teunissen C.Association of plasma phosphorylated tau with the response to neflamapimod treatment in patients with dementia with Lewy bodies. Neurology, 2023, Volume 101, pages 1-10. The journal has released the final publication, including a Short Version in print, of the article that was the subject of a press release from CervoMed dated September 6th, 2023. The major finding is that the magnitude of the neflamapimod treatment effect in the DLB phase 2a study in the sub-group with normal plasma ptau181 at study entry (i.e., those with pure DLB, without biomarker evidence of AD related co-pathology) was greater than that seen in the overall study population and substantial, with a treatment effect size relative to placebo of at least 0.7 (indicative of a large effect) for each of the measures of dementia severity, attention, recognition memory, and functional mobility.

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Alam J and Nixon RA, Drug development targeting degeneration of the basal forebrain cholinergic system: its time has come. Molecular Neurodegeneration (2023) 18:74. This Research Highlight article reviews the preclinical and clinical data in the Neurology® publication and a prior publication in Nature Communications and concludes that the findings are “a major translational step forward” towards treating basal forebrain cholinergic degeneration, the primary pathology in DLB and considered to be a contributor to disease expression and/or progression in multiple other CNS disorders, including AD.

“As reported in Nature Communications last year, the primary analysis of the phase 2a study of DLB showed neflamapimod significantly improved dementia severity and motor function. As now published in the major clinical neurology journal, Neurology, there is consistency and greater magnitude of the clinical effect seen in patients without AD co-pathology, which further strengthens the conclusions regarding the clinical effect in DLB demonstrated in phase 2a,” said John Alam, MD, Chief Executive Officer of CervoMed and first author of both publications announced today. He added, “The Molecular Neurodegeneration article provides a combined evaluation of the findings in the Neurology and Nature Communications articles that makes the case for advancing neflamapimod as a treatment for DLB. Further, the Molecular Neurodegeneration article also comments that the results viewed in the context of the broader scientific literature indicates that neflamapimod also has potential to impact disease progression in Alzheimer’s disease, either as a standalone therapy or in combination with amyloid beta directed therapies.”

About CervoMed

CervoMed Inc. is a clinical-stage biotechnology company advancing CNS-focused therapeutics to benefit patients with a range of degenerative diseases of the brain. The Company is currently developing neflamapimod, an investigational orally administered small molecule brain penetrant that inhibits p38MAP kinase alpha (p38a). Neflamapimod has the potential to treat synaptic dysfunction, the reversible aspect of the underlying neurodegenerative processes that cause disease in dementia with Lewy bodies (DLB) and certain other major neurological disorders. Neflamapimod is currently being evaluated in a Phase 2b study in patients with DLB (RewinD-LB Study). CervoMed was formed in August 2023 with completion of the merger of EIP Pharma Inc. with Diffusion Pharmaceuticals Inc.

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Forward-Looking Statements

This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations or forecasts for the future of CervoMed Inc. (the “Company”), including, but not limited to, the therapeutic potential of neflamapimod and anticipated timing of clinical milestones. Terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential” or other words that convey uncertainty of future events or outcomes may identify these forward-looking statements. Although there is believed to be reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the Company’s available cash resources and the availability of additional funds on acceptable terms; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the U.S. Food and Drug Administration; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading “Risk Factors” in Exhibit 99.2 to the Company's Current Report on Form 8-K/A filed with the U.S. Securities and Exchange Commission (SEC) on September 29, 2023, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Additional Reference:

Jiang, Y, Alam, JJ, Gomperts SN et al., “Preclinical and Randomized Clinical Evaluation of the p38α Kinase Inhibitor Neflamapimod for Basal Forebrain Cholinergic Degeneration,” Nature Communications, 13, Article number: 5308 (2022). https://www.nature.com/articles/s41467-022-32944-3

Contacts

Investors & Media:

Argot Partners

212.600.1902

cervomed@argotpartners.com

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